Exhibit (h)(1)(a)

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

•	TRUST ADMINISTRATION AND COMPLIANCE SERVICES

•	TRUST ACCOUNTING SERVICES

EQ ADVISORS TRUST

MAY 1, 2000

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

Table of Contents (continued)

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

AGREEMENT made as of May 1, 2000 by and among The Equitable Life Assurance Society of the United States (“Equitable”), a New York Stock Life Insurance Company, and Chase Global Funds Services Company (“Chase”), a Delaware corporation, for services to be provided to EQ Advisors Trust (“Trust”), a Delaware business trust.

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Equitable is responsible for the provision of certain administration, accounting and compliance services with respect to the Trust, including its constituent Funds (the “Funds” and each a “Fund”), pursuant to the Mutual Funds Service Agreement between the Trust and Equitable dated as of May 1, 2000; and

WHEREAS, Equitable wishes to delegate to Chase the provision of certain sub-administration, accounting and compliance services with respect to the Funds of the Trust, and Chase is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. Equitable hereby appoints Chase to provide sub-administration, accounting and compliance services for the Trust, as described hereinafter, subject to the supervision of Equitable, for the period and on the terms set forth in this Agreement. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5, of and Schedule A to this Agreement.

2. REPRESENTATIONS AND WARRANTIES.

(a) Chase represents and warrants to Equitable that:

(i) Chase is a corporation, duly organized and existing under the laws of the State of Delaware;

(ii) Chase is duly qualified to carry on its business in the Commonwealth of Massachusetts in performance of its duties under this Agreement;

(iii) Chase is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings have been taken to authorize Chase to enter into and perform this Agreement;

(v) Chase has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair Chase’s ability to perform its duties and obligations under this Agreement; and

(vii) Chase’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Chase or any law or regulation applicable to Chase;

(b) Equitable represents and warrants to Chase that:

(i) Equitable is a corporation, duly organized and existing under the laws of the State of New York;

(ii) Equitable is duly qualified to carry on its business in the Commonwealth of Massachusetts in performance of its duties under this Agreement;

(iii) Equitable is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv) all requisite corporate proceedings, have been taken to authorize Equitable to enter into and perform this Agreement;

(v) no legal or administrative proceedings have been instituted or transferred which would impair Equitable’s ability to perform its duties and obligations under this Agreement;

(vi) Equitable’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Equitable or any law or regulation applicable to Equitable;

(vii) the Trust is an investment company properly registered under the 1940 Act;

(viii) with respect to the Trust, a registration statement under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement; and

(ix) the Trust’s registration statements comply in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

3. DELIVERY OF DOCUMENTS. Equitable will promptly furnish to Chase such copies, properly certified or authenticated, of contracts, documents and other related information that Chase may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a) The Trust’s Declaration of Trust;

(b) The Trust’s By-Laws;

(c) The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(d) The Trust’s registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(e) Copies of the Investment Management Agreement between the Trust and Equitable (the “Manager”) of the Trust (the “Management Agreement”);

(f) Copies of each of the Investment Advisory Agreements between the Manager and the Trust’s investment advisers;

(g) Opinions of counsel and auditors’ reports;

(h) The Trust’s prospectus(es) and statement(s) of additional information relating to all trusts, series, Funds and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(i) Such other material agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4. SERVICES PROVIDED.

(a) Subject to the control, direction and supervision of Equitable and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Trust, Chase will provide the following services:

(i) Trust Sub-Administration,

(ii) Compliance Services; and

(iii) Trust Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b) Chase will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Chase or a corporate affiliate of Chase);

(ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

(iv) keep records relating to the services contemplated herein in such form and manner as Chase may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Chase agrees that all such records prepared or maintained by Chase relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at Equitable’s expense, and made available in accordance with such Section and rules.

5. FEES AND EXPENSES.

(a) As compensation for the services rendered to Equitable pursuant to this Agreement, as set forth in Section 4 and Schedules B and C hereof, Equitable shall pay Chase monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) For the purpose of determining fees calculated as a function of the Trust’s assets, the value of the Trust’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board of Trustees of the Trust (the “Board”).

(c) Equitable may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by Chase. If Chase elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges or as agreed upon with Equitable.

(d) Chase will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. Equitable agrees to bear all expenses that are incurred in the Trust’s and its own Trust-related operations and not specifically assumed by Chase. Equitable agrees to promptly reimburse Chase for any services, equipment or supplies ordered by or for Equitable or the Trust through Chase and for any other expenses that Chase may incur on Equitable’s or the Trust’s behalf at Equitable’s or the Trust’s request or as consented to by Equitable or the Trust. Chase and Equitable acknowledge that other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, trustees, shareholders or employees of Chase; SEC and state registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; management and investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Trust prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (for classes of shares of any of the Funds, that have adopted a Rule 12b-1 plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Trust shareholder meetings; costs and expenses of Trust stationery and forms; costs associated with Trust shareholder and Board meetings; trade association dues and expenses; reprocessing costs to Chase caused by third party errors; and any extraordinary expenses and other customary Trust expenses. In addition, Chase may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Trust. Equitable will reimburse Chase for the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.

(e) All fees, out-of-pocket expenses, or additional charges as agreed to hereunder of Chase shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f) In the event that Equitable is more than ninety (90) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by Equitable), this Agreement may be terminated upon thirty (30) days’ written notice to Equitable by Chase. Equitable must notify Chase in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) Chase shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by Equitable or the Trust, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting,

(i) from willful misfeasance, bad faith or negligence on Chase’s part in the performance of its duties;

(ii) from reckless disregard by Chase of its obligations and duties under this Agreement;

(iii) from Chase’s refusal or failure to comply with the terms of this Agreement; or

(iv) the breach of any representation or warranty of Chase.

In no event shall Chase be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Chase has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Subject to Section 6(a) above, Chase shall not be responsible for, and Equitable shall indemnify and hold Chase harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Chase, any of its agents, or Equitable’s or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of Chase or its officers or agents required to be taken pursuant to this Agreement;

(ii) the reliance on or use by Chase or its officers or agents of information, records, or documents which are received by Chase or its officers or agents and furnished to them by or on behalf of Equitable or the Trust, and which have been prepared or maintained by Equitable or the Trust or any third party on behalf of Equitable or the Trust;

(iii) Equitable’s refusal or failure to comply with the terms of this Agreement or Equitable’s lack of good faith, or its/their actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of Equitable hereunder;

(v) the reliance on or the carrying out by Chase or its officers or agents of any proper instructions reasonably believed to be duly authorized;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to Chase by data, corporate action pricing services or securities brokers and dealers;

(vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares insuch state (1) resulting from activities, actions, or omissions by the Trust or its service providers and agents other than Chase, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(viii) any failure of the Trust’s registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust’s prospectus;

(ix) the failure of Equitable or by the Trust and its distributor to comply with applicable securities, tax, commodities and other laws, rules and regulations, and

(x) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Chase, Equitable or the Trust has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by Equitable or by the Trust.

(c) In performing its services hereunder, Chase shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from Equitable, the Trust and their custodians, officers and trustees, investors, agents and other service providers which Chase reasonably believes to be genuine, valid and authorized, and shall be indemnified by Equitable for any loss or expense caused by such reasonable reliance.

7. DURATION AND TERMINATION.

(a) This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 7(a), this Agreement shall continue in effect until one year after the date first written above. Thereafter, this Agreement shall continue until terminated by either party. A terminating party shall provide a written notification to the other party of its intention to terminate at least 120 days prior to termination.

(b) Upon termination of this Agreement, Equitable shall pay to Chase such compensation, any out-of-pocket or other reimbursable expenses, or other charges which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to Equitable:

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Attention: Steven M. Joenk, Senior Vice President

Fax: 212-707-7348

If to Chase:

Chase Investor Services Co.

73 Tremont Street

Boston, MA 02108

Attention: Chief Executive Officer

Fax: 617-557-8616

9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. Chase shall not be responsible or liable for any harm, loss or damage suffered by Equitable or the Trust, its investors, or other third parties or for any failure or delay in performance of Chase’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Chase’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by Chase will not give Equitable the right to terminate this Agreement.

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

13. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

14. GOVERNING LAW. This Agreement shall construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

15. CONFIDENTIALITY. Chase agrees that it shall not use confidential information of the Trust for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not disclose such confidential information to any person or entity other than (i) affiliates of J.P Morgan to the extent appropriate to carry out its obligations under this Agreement, (ii) non-affiliated third parties who have entered into written contractual arrangements with Chase and only to the extent necessary to carry out Chase’s obligations under this Agreement, (iii) at the direction of the Trust or Equitable, (iv) as required by law, or (v) as may be requested by regulators or as otherwise permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Steven M. Joenk
Name:	Steven M. Joenk
Title:	Senior Vice President

CHASE GLOBAL FUNDS SERVICES COMPANY

By:	/s/ Karl-Otto Hartman
Name:	Karl-Otto Hartmann
Title:	Senior Vice President

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

EQ ADVISORS TRUST

SCHEDULE A

FEES AND EXPENSES

MAY 1, 2000

Fund Accounting and Fund Administration Services

SEE ATTACHED SCHEDULES

EQ Advisors Trust

Multi-Managed Funds

Fee Schedule

May 1, 2000

Fund Accounting and Fund Administration Services

Annual Fixed Charge

Based on average Net assets:

Composite Fee	n/a
Per Sleeve Fee	$35,000

Basis Point Charges

Based on aggregate average net assets:

First $5 billion		1.75 bp
Next $3 billion		1.50 bp
Next $2 billion		1.25 bp
Over $10 billion	1.00 bp

Out of Pocket Charges

The Funds will reimburse Chase for reasonable out-of-pocket expenses incurred on their behalf.

Equitable Life	The Chase Manhattan Bank

/s/ Steven M. Joenk	/s/ John Breitwig
Signature	Signature

Steven M. Joenk	John Breitwig
Print Name	Print Name

Senior Vice President	Vice President
Title	Title

May 2, 2000	May 2, 2000
Date	Date

EQ Advisors Trust

Fee Schedule

May 1, 2000

Fund Accounting and Fund Administration Services

Annual Fixed Charge

Based on average Net assets:

Fund assets less than $100 million	$20,000
Fund assets greater than $100 million	$25,000

Basis Point Charges

Based on aggregate average net assets:

First $5 billion		1.75 bp
Next $3 billion		1.50 bp
Next $2 billion		1.25 bp
Over $10 billion	1.00 bp

Out of Pocket Charges

The Funds will reimburse Chase for reasonable out-of-pocket expenses incurred on their behalf.

Equitable Life	The Chase Manhattan Bank

/s/ Steven M. Joenk	/s/ John Breitwig
Signature	Signature

Steven M. Joenk	John Breitwig
Print Name	Print Name

Senior Vice President	Vice President
Title	Title

May 2, 2000	May 2, 2000
Date	Date

EQ Advisors Trust

Fee Schedule

November 16, 2001

Fund Accounting and Fund Administration Services

Annual Fixed Charge (non Multi-Managed)

Based on average Net assets:

Fund assets less than $100 million	$20,000
Fund assets greater than $100 million	$30,000

Annual Fixed Charge (Multi-Managed)

Composite Fee	$2,000
Per Sleeve Fee	$30,000

Basis Point Charges

based on aggregate average net assets:

First $3 billion		1.75 bp
Next $3 billion		1.50 bp
Next $4 billion		1.25 bp
Over $10 billion	1.00 bp

Out of Pocket Charges

The Funds will reimburse JPMorgan for reasonable out-of-pocket expenses incurred on their behalf.

Equitable Life	The Chase Manhattan Bank

/s/ Kenneth T. Kozlowski	/s/ John Breitwig
Signature	Signature

Kenneth T. Kozlowski	John Breitwig
Print Name	Print Name

Controller	Vice President
Title	Title

November 16, 2001	November 16, 2001
Date	Date

MUTUAL FUNDS SUB-ADMINSTRATION AGREEMENT

SCHEDULE B

GENERAL DESCRIPTION OF TRUST ADMINISTRATION

AND COMPLIANCE SERVICES

I.	Financial and Tax Reporting

A.	Prepare management reports and Board of Trustees materials, such as unaudited financial statements and summaries of dividends and distributions.

B.	Report Trust performance to outside services as directed by Trust management.

C.	Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Trust’s prospectus(es) or Board resolutions. Assist Trust management in making final determinations of distribution amounts.

D.	Estimate and recommend year-end dividend and capital gain distributions necessary to avoid the excise tax on undistributed income of a regulated investment company (“RIC”) under Section 4982 of the Internal Revenue Code of 1986, as amended (the “Code”) regarding minimum distribution requirements.

E.	Working with the Trust’s public accountants or other professionals, prepare and file Trust’s Federal tax return on Form 1120-RIC along with New York State and New York City tax returns, as applicable. Prepare and file Federal Excise Tax Return (Form 8613). Preparation of all other applicable state tax returns will be completed as directed by the Trust’s public accountant or Equitable.

F.	Prepare and file Trust’s Form N-SAR with the SEC.

G.	Prepare and coordinate printing of Trust’s semi-annual and annual reports to shareholders.

H.	Provide to Equitable or the Trust’s transfer agent, the portion, if any, of the distributions made by the Trust’s Funds during the prior calendar year that were exempt-interest dividends under Section 852 (b)(5)(A) of the Code And/or were capital gain distributions under Section 852(b)(3)(A) of the Code. Provide Form 1099 recharacterizations, when necessary, and supplemental information for applicable Funds.

I.	Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Trust paid more than $600 during the year.

J.	Provide financial information for Trust proxies and prospectuses including expense table.

II.	Fund Compliance

A.	Assist with monitoring and periodically testing each Fund’s compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement

B.	(s) of Additional Information, although primary responsibility for such compliance shall remain with the Trust’s investment advisers or Equitable.

B.	Assist with monitoring and periodically testing each Investment Trust’s compliance with the requirements of Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC, although primary responsibility for such compliance shall remain with the Trust’s investment advisers or Equitable.

C.	Assist with monitoring and periodically testing, including on required quarterly testing dates, each Fund’s compliance with the requirements of Section 817(h) of the Code and applicable Treasury Regulations, although a primary responsibility for such compliance shall remain with the Trust’s investment advisers or Equitable.

D.	Assist with monitoring investment manager’s compliance with Board directives such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7, and Rule 12d-3 procedures, although primary responsibility for such compliance shall remain with the Trust’s investment advisers or Equitable.

E.	Mail quarterly requests for “Securities Transaction Reports” to the Trust’s Trustees and Officers and “access persons” under the terms of the Trust’s Code of Ethics and SEC regulations.

III.	Regulatory Affairs and Corporate Governance

A.	Provide support with respect to collection of quarterly materials for Board meetings.

B.	Provide support with respect to routine regulatory examinations or investigations of the Trust.

C.	Prepare Rule 24f-2 Notices and file with the SEC.

D.	Prepare and distribute updates to the Trust’s compliance manual.

IV.	General Administration

A.	Prepare Trust, Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, trustees’ fees, etc.).

B.	For new Funds and classes, obtain Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate expenses and monitor against actual disbursements.

C.	Coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

MUTUAL FUNDS SUB-ADMINSTRATION AGREEMENT

SCHEDULE C

DESCRIPTION OF TRUST ACCOUNTING SERVICES

I.	General Description

Chase shall provide the following accounting services to the Trust:

A.	Maintenance of the books and records for the Trust’s assets, including records of all securities transactions.

B.	Calculation of each Fund’s or class’s Net Asset Value in accordance with the Trust’s Prospectus.

C.	Accounting for dividends and interest received and distributions made by the Trust.

D.	Coordinate with the Trust’s independent auditors with respect to the annual audit, and as otherwise requested by the Trust.

E.	As mutually agreed upon, Chase will provide domestic and/or international reports.

C-1

AMENDMENT TO THE

SUB-ADMINSTRATION AGREEMENT BETWEEN

J.P. MORGAN CHASE INVESTOR SERVICES CO. AND

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

DATED MAY 1, 2000

With respect to services for the

EQ ADVISORS TRUST

All references in the Agreement to “Chase” and “Chase Global Funds Services Company” are replaced by “JPMorgan” and “JPMorgan Investor Services Co.”, respectively, the latter being the new name of the company.

Schedule A is amended and replaced by the following schedule

SCHEDULE A

FEES AND EXPENSES

November 1, 2004

Fund Accounting and Fund Administration Services

Annual Fixed Charge (non Multi-Managed)

Based on average net assets:

Fund assets less than $100 million	$15,000
Fund assets greater than $100 million	$20,000

Annual Fixed Charge (Multi-Managed)

Composite Fee	$2,000
Per Sleeve Fee	$25,000

Basis Point Charge

Based on average net assets:

First $3 billion	1.50 bp
Next $3 billion	1.25 bp
Next $4 billion	1.00 bp
Next $10 billion	0.75 bp

Out of Pocket Charges

Equitable and/or the Funds will reimburse JPMorgan reasonable out-of-pocket expenses incurred on their behalf.

C-2

Schedule B, Item 1 F is replaced and restated as follows:

F. Prepare for filing Form N-SAR and Item 1 of Forms N-CSR and N-Q. Send such data to the Fund’s or Equitable’s selected printer for Edgarization (formatting) and filing with the SEC.

Both provisions of the amendment are effective as of November 1, 2004.

IN WITNESS WHEREOF, the parties have executed and delivered the Amendment as of November 1, 2004.

THE EQUITABLE LIFE ASSURANCE
SOCIETY OF THE UNITED STATES

By:	/s/ Kenneth T. Kozlowski
Name:	Kenneth T. Kozlowski
Title:	Vice President

J.P. MORGAN INVESTOR SERVICES CO.

By:	/s/ Virginia M. Meany
Name:	Virginia M. Meany
Title:	President

C-3